EXHIBIT 10.3

MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is made effective as of June 12, 2012 (the “Effective Date”), by and between NeurogesX, Inc. located at 2215 Bridgepointe Parkway, Suite 200, San Mateo, CA 94404 (“Client”), and CoreRx, Inc. located at 6101 Johns Road, Suite 8, Tampa, Florida 33634, (“CoreRx”), as follows:

1.	Definitions.

1.1.	“Applicable Law” means all applicable laws, rules, and regulations and any applicable policies of any relevant authority, including but not limited to any Regulatory Authority that may be in effect from time to time.

1.2.	“cGMP” means Current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210, 211), (c) EEC Directive 91/356/EEC of 13 June 1991, (d) the EC Guide to Good Manufacturing Practice for Medicinal Drug Products, including respective guidance documents and any comparable laws, rules or regulations of any agreed upon foreign jurisdiction, as each may be amended from time to time. cGMP also includes adherence to any applicable PRODUCT license requirements and relevant current International Conference on Harmonization (ICH) guidance documents, and other relevant guidance documents.

1.3.	“Confidential Information” means any confidential information disclosed to CoreRx by Client or Client’s authorized representatives, including but not limited to Client’s proprietary research and clinical materials, data, development plans, business or research strategies, customer lists, scientific, technical and business studies, analyses, processes, methods, procedures, policies, manufacturing processes and technologies, and trade secrets and material embodiments thereof.

1.4.	“Client Materials” means any samples or other tangible materials provided by Client for testing or analysis under this Agreement, and any materials derived therefrom.

1.5.	“Invention” means any composition of matter, device, process, treatment, discovery, concept or idea, or any improvement thereof, whether patentable or not, or subject to copyright, which may be conceived, made, or developed by CoreRx, or any employee or independent contractor of CoreRx, in the performance of this Agreement.

1.6.	“Laboratory Quality Covenants” is a means to define the individual responsibilities of Client and CoreRx as to the quality aspects agreed to by the parties, within ninety (90) days of the Effective Date of this Agreement, to ensure compliance with the approved product application and/or Client requirements. The Covenants take the form of a detailed listing of activities and assigns responsibilities to either party or both, as a Quality Agreement. The Laboratory Quality Covenants are contained in Appendix 1.

1.7.	“Primary Contact” means William Reid, telephone: (813) 514-9399, fax: (813) 514-9401, eMail: bill.reid@corerxpharma.com.

1.8.	“Services” means formulation & fill services requested by Client including but not necessarily limited to analytical, formulation, stability and CTM manufacturing services.

1.9.	“Statement of Work (SOW)” means the written description of the specific Services to be performed by CoreRx as agreed by the parties. Each Statement of Work will be attached as an exhibit to and subject to this Master Services Agreement.

1.10.	“Work Product” means and refers to all Services deliverables, Inventions, or other documents or materials, whether written, graphic, or in the form of electronic media, written, edited or otherwise created by CoreRx in performing the Services.

2.	Services. CoreRx represents that it has the skills and qualifications to provide the Services to Client in accordance with this Agreement. CoreRx shall perform the Services and provide the Work Product to Client in compliance with any instructions provided by Client; all applicable laws, rules, regulations, guidance’s, any applicable industry guidelines or codes of practice, and any applicable policies of any relevant regulatory authority, that may be in effect from time to time; the terms and conditions of this Agreement; and the quality specifications and requirements set out in the Laboratory Quality Covenants, attached in Appendix 1.

2.1.	Primary Contact. The Primary Contact shall use his/her best efforts to respond to any communication from Client within two (2) business days of his/her receipt of such communication.

2.2.	Work Product. CoreRx shall furnish Client with all Work Product as specified in each SOW. Original information shall be summarized or otherwise manipulated so that it is readily understandable and reflects the integrity, accuracy and validity of the work. All Work Product shall be signed and dated by the person who has ultimate responsibility for the Work Product.

2.3.	Timelines. CoreRx shall use all reasonable efforts to comply with any timelines, milestones, schedules or target dates for completing the Services or any portion thereof set forth by Client. If at any time CoreRx anticipates a delay in meeting such timelines either due to changes to the Services requested by Client or other causes beyond CoreRx’s control, CoreRx shall promptly notify Client, and the timelines shall be modified as the parties shall agree.

2.4.	Access to Client Premises. In the event that the Services, or any portion thereof, are to be performed on Client’s premises, Client shall grant CoreRx reasonable access to its premises for the sole purpose of permitting CoreRx to perform its obligations under this Agreement. CoreRx agrees to comply with all of Client’s security procedures with respect to any employee or agent requiring access to Client premises. CoreRx shall comply with all instructions given by Client employees or security personnel, and any other access or other restrictions that may be imposed upon it by Client.

3.	Term. This Agreement shall be effective as of the Effective Date and shall terminate on the three (3) year anniversary of the Effective Date.

4.	Compensation. As compensation for CoreRx’s satisfactory performance of the Services, Client shall pay CoreRx in accordance with the budget and payment schedule contained in each SOW.

4.1.	Payment Schedule. Except as set forth in each SOW, CoreRx shall provide and pay for all personnel, facilities and equipment needed to perform the Services. All matters of compensation, benefits and other terms of engagement of any nature for any personnel used by CoreRx to discharge its obligations under a SOW shall be solely a matter between CoreRx and such individuals, regardless of whether such individuals are considered employees, agents or independent contractors of CoreRx.

4.2.	Invoices. All CoreRx invoices shall be payable within thirty (30) days of receipt of invoice.

4.3.	Unacceptable Services. Client shall have the authority to reject any Services that in its reasonable, good faith judgment were not performed (except in the case of Article 12) or which were improperly rendered (e.g., not performed in accordance with the warranties provided herein or with the SOW specifications) or do not meet the quality criteria required to meet the requirements of any applicable law. If Client becomes aware that any Services were improperly performed or any Work Product is unusable due to an error by or delay caused by CoreRx, then Client shall have the right to withhold payment to CoreRx for such Services, and CoreRx shall, at Client’s option, redo the work or refund to Client those amounts paid to CoreRx hereunder relating to those results or work that were improperly performed and/or cannot be used by Client as a result thereof.

4.4.	Disputed Amounts. For disputed invoices or the disputed portion of an invoice, Client shall use reasonable efforts to provide to CoreRx, in writing, within ten (10) business days, a description of the disputed amounts. Client and CoreRx shall negotiate in a timely, good faith manner to resolve billing queries.

5.	Confidential Information.

5.1.	Confidentiality. During the term of this Agreement and any subsequent extensions, and for a period of seven (7) years thereafter, CoreRx shall not disclose the Confidential Information to any third party without Client’s prior written permission. CoreRx shall use the Confidential Information solely for its performance of the Services, unless otherwise mutually agreed in writing. Upon Client’s request, CoreRx shall return or destroy, at Client’s option, all Confidential Information, including any copies and extracts thereof.

5.2.	Exclusions. CoreRx’s obligations of confidentiality and non-use shall not apply to any information that: (i) is shown by contemporaneous documentation of CoreRx to have been in its rightful possession on a non-confidential basis prior to receipt from Client; (ii) is or becomes, through no fault of CoreRx, publicly known; (iii) is furnished to CoreRx by a third party without breach of a duty of confidentiality; or (iv) is independently developed by CoreRx without access to the Confidential Information.

5.3.	Disclosure required by law. If Contractor is required to disclose the Confidential Information pursuant to the requirement of a governmental agency or court, Contractor shall promptly notify Client of such requirement or order so as to allow Client a reasonable opportunity to seek an appropriate protective order or other means to protect the Confidential Information or narrow the required disclosure.

6.	Ownership.

6.1.	Client Materials. Client retains all right, title and interest in and to the Client Materials. CoreRx shall not use the Client Materials for any purpose other than performing the Services, or take or send the Client Materials to any third party, without Client’s express prior written permission.

6.2.	Work Product. All Work Product shall be the exclusive property of Client, and CoreRx hereby assigns all rights, title and interest to Client in an to Work Product to Client.

6.3.	CoreRx shall execute any and all assignments or other instruments which Client shall deem necessary to obtain copyright registration in the U.S. or any foreign country in Client’s name and to otherwise fully vest and protect the interests of Client therein, all at Client’s expense.

6.4.	Inventions. CoreRx shall promptly disclose all Inventions to Client, which shall be the exclusive property of Client, with all right, title and interest hereby being assigned to Client. At Client’s request and expense, CoreRx shall execute any and all applications, assignments or other instruments which Client shall deem necessary to apply for and obtain Letters Patent in the U.S. or any foreign country in Client’s s name and to otherwise fully vest and protect the interests of Client therein, all at Client’s expense.

6.5.	Pre-Existing Materials. Subject to Section 6, CoreRx agrees that if, in the course of performing the Services, CoreRx incorporates into any Work Product any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Client or in which CoreRx has an interest, (i) CoreRx will inform Client, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product, and (ii) CoreRx hereby grants to the Client a nonexclusive, royalty-free, perpetual, sublicensible, irrevocable, worldwide license under all of CoreRx’s right, title and interest in such item to make, have made, modify, use and sell such item as part of or in connection with such invention, improvement, development, concept, discovery or other proprietary information. CoreRx will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Work Product without Client’s prior written permission.

7.	Representations and Warranties. CoreRx represents and warrants that:

7.1.	In performing the Services, it shall comply with all cGMP, as well as, all applicable laws, ordinances, rules and regulations pertaining to its performance of the Services, including all federal and state labor laws. CoreRx shall also comply with all payment instructions provided by Client and complete all payment forms required by Client.

7.2.	The personnel assigned to perform Services shall be capable professionally and acceptable to Client. CoreRx shall perform the Services in accordance with the highest standards of care and diligence practiced by recognized firms in providing services of a similar nature and shall provide the best skill and judgment of its employees in providing the Services.

7.3.	CoreRx has not been and is not currently debarred, and that CoreRx has not used, is not currently using, and shall not use, in any capacity, in connection with the performance of the Services as set forth in the SOW, the services of any individual, corporation, partnership, or association that has been disqualified or suspended from performing laboratory services or otherwise subject to any restriction or sanctions by the FDA or any other Regulatory Authority. In the event that CoreRx receives notice of, or otherwise becomes aware of, the debarment, proposed debarment or other such disqualification, suspension, restriction or sanction of CoreRx or any individual, corporation, partnership or association providing services to CoreRx in connection with the Services, CoreRx shall notify Client immediately.

7.4.	The execution and performance of this Agreement does not conflict with any other obligation or agreement to which CoreRx is a party. CoreRx shall promptly notify Client if any other agreement with a third party may conflict in any way with its obligations hereunder.

7.5.	Corporate Citizenship. CoreRx represents and warrants that this Agreement will be performed in material compliance with all applicable laws and regulations, including without limitation, laws and regulation relating to health, safety and the environment, fair labor practices and unlawful discrimination.

8.	Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be addressed as set forth below unless changed by notice so given:

If to Client:

NeurogesX, Inc.

Attn: Legal Department

2215 Bridgepointe Pkwy., Suite 200

San Mateo, CA 94404

If to CoreRx:

CoreRx, Inc.

Attention: Todd R. Daviau, Ph.D.

6101 Johns Road, Suite 8

Tampa, FL 33634, USA

FAX: 813-514-9401

Email: todd.daviau@corerxpharma.com

Any such notice shall be deemed delivered on the date received.

9.	Indemnification.

9.1.	By CoreRx. CoreRx shall indemnify, defend, protect and hold Client, and its directors, officers, stockholders, employees, agents and representatives, harmless from any and all liability, damages, causes of action, loss, cost or expense (including but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) resulting from or arising out of (i) CoreRx’s performance of the Services, including without limitation, injury or death to persons or damage to property, (ii) a breach of this Agreement by CoreRx; or (iii) the negligence or willful misconduct of CoreRx or any of its employees and representatives. CoreRx’s duty to indemnify and hold harmless Client under this paragraph shall apply and extend to the acts of its employees, agents and representatives, except for those losses for which Client has an obligation to indemnify CoreRx pursuant to Article 9.2, as to which losses each party shall indemnify the other to the extent of their respective liability for the losses.

9.2.

By Client. Client shall indemnify and hold CoreRx harmless from and against any losses, arising at any time out of: (i) a breach of this Agreement by Client, including the failure of Client or any of its employees and representatives to comply with the provisions of this Agreement or any applicable law; or (ii) the negligence or willful misconduct of Client or any of its employees and representatives, except for those losses for which CoreRx has an obligation to indemnify Client pursuant to Article 9.1, as to which losses each party shall indemnify the other to the extent of their respective liability for the losses.

10.	Insurance. CoreRx shall secure and maintain in full force and effect throughout the performance the Services insurance coverage for:

•

Worker’s Compensation, as prescribed by any applicable statute, endorsed to waive subrogation against Client for any claim arising out of the performance of this Agreement. The Worker’s Compensation policy will also include Employer’s Liability Insurance, endorsed to waive subrogation against Client for any claim arising out of this Agreement, with minimum limits of $1,000,000 each accident, $1,000,000 each disease, and $1,000,000 each employee for disease.

•

Commercial General Liability Insurance, including contractual liability in regards to this Agreement, allowing cross liability suits and endorsed to name Client as additional insured in regards to claims arising out of this Agreement, with minimum limits of $1,000,000 per occurrence, $1,000,000 Personal and Advertising Injury per occurrence, and $2,000,000 general aggregate.

•	Umbrella/Excess Liability with a minimum limit of $2,000,000 per occurrence and in the aggregate above the underlying General Liability, Employers Liability and Auto Liability.

•	Automobile Liability Insurance with minimum limits of $1,000,000 combined single limit per accident.

•	Professional Liability/Errors and Omissions coverage as respect this Agreement with minimum limits of $1,000,000 per occurrence and in the aggregate.

10.1.	General Requirements. All insurance shall be placed with insurers rated at least A-VIII with AM Best. All liability policies shall be written on an occurrence, not claims-made basis. All policies shall (i) provide no less than thirty (30) days notice to Client of termination of coverage or of any modification that results in the insurance coverage no longer complying with this Agreement, and (ii) apply on a primary basis regardless of any other insurance or self insurance available to Client. Any deductibles greater than $100,000 and any self insurance arrangements must be approved by Client.

10.2.	Insurance Certificates. If requested by Client, CoreRx shall provide to Client certificates of insurance evidencing compliance with the above requirements. If insurance for which certificates or policies have previously been furnished to Client expires or is modified during the course of this Agreement, replacement certificates or policies evidencing changes shall immediately be provided to Client.

11.	Independent Contractor. CoreRx is an independent contractor engaged by Client to perform the Services in accordance with the provisions of this Agreement, and the relationship hereby created is specifically governed by, limited to, and subject to all of the terms and conditions contained in this Agreement.

12.

Force Majeure. Any acts of God or other causes beyond the reasonable control of a party (and which do not arise out of a breach by a party of its obligations hereunder) which prevent a party from fulfilling its duties as set forth herein shall not constitute a breach of this Agreement by such party and shall operate to suspend the obligations of such party during the period required to remove such cause. A party whose obligations are so suspended shall notify the other promptly of the occurrence of any such event and shall use its best efforts to minimize the duration and disruption of any such event.

13.	Alternative Dispute Resolution/Injunctive Relief.

13.1.	Except as set forth in Section 13.2, in the event of any dispute relating to the validity, construction, enforceability, or performance of and of the terms of this Agreement, the same shall be finally resolved by binding arbitration, as hereinafter set forth, provided, however, that nothing in this provision shall diminish the right of either party to enforce by injunctive relief or otherwise any non-disclosure obligations of the other and provided further that nothing in this arbitration provision shall diminish the right of either party to implead the other party in a lawsuit brought by a third party or brought by either party against a third party. Such arbitration shall be conducted under the auspices of the American Arbitration Association in San Francisco, California, and shall be governed by the Association’s rules applicable to commercial arbitration as such are in effect at the date of submission of the claim in arbitration. The award of the arbitrators may be enforced at the instance of either party in any court of competent jurisdiction. The costs and expenses of arbitration, including the fees of the arbitrators, shall be borne equally by the parties, except that each party shall pay its own attorney’s fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled, including arbitration fees. The arbitrators shall not have authority to add to, detract from, or alter any of the terms of this Agreement. The right of either party to submit a dispute to arbitration shall survive the term of this Agreement.

13.2.	Notwithstanding 13.1, CoreRx agrees that either the Client or CoreRx may petition a court for provisional relief, including injunctive relief, as permitted by the rules, including, but not limited to, where either the Client or CoreRx alleges or claims a violation of this Agreement between CoreRx and the Client or any other Agreement regarding Confidential Information, trade secrets, Inventions, or intellectual property of the Client. CoreRx understands that any breach or threatened breach of such an agreement (including this Agreement) will cause irreparable injury and that money damages will not provide an adequate remedy. Therefore, both CoreRx and Client hereby consent to the issuance of an injunction. In a court action with respect to the enforcement of rights pursuant to Section 13.2, the prevailing party will be reimbursed for costs and expenses incurred in connection with enforcement of Section 13.2, including attorney’s fees.

14.	Amendment, Termination and Survival.

14.1.

Termination by Client. Client may terminate this Agreement or any Statement of Work for any reason or no reason upon thirty (30) calendar days prior written notice to the other party. Upon early termination of this Agreement or any Statement of Work by Client for any reason other than an uncured breach of this Agreement by CoreRx, CoreRx shall be permitted to retain payments previously made by Client for expenses incurred prior to the date of such notice and for ongoing obligations incurred by CoreRx prior to such date which cannot be terminated, and either (i) CoreRx shall refund the balance of such payments to Client; or (ii) Client shall reimburse CoreRx for such expenses. CoreRx shall use its best efforts to reduce and mitigate such expenses, and shall provide to Client, within thirty (30) days of the date of such notice of termination, a statement setting forth in reasonable detail the aggregate expenses incurred by CoreRx.

14.2.	Termination by Either Party for Breach. In the event of a suspected breach of this Agreement or any SOW by either party, the non-breaching party shall provide the breaching party with its written notice of such suspected breach (“Breach Notice”), and the breaching party shall have thirty (30) days to cure such breach (the “Cure Period”). In the event the breaching party is unable to cure the breach within the Cure Period and the parties do not mutually agree upon entering into an alternative dispute resolution as described in Article 13 and/or extending the Cure Period, the non-breaching party may, at its sole discretion, immediately terminate this Agreement or the SOW.

14.3.	Amendments. This Agreement or any SOW may be amended or renewed only with the written agreement of both parties.

14.4.	Survival. The terms and obligations of Articles 5, 6, 7, 9, 10, 11, 13, 15, 16, 17 and 19 shall survive termination or expiration of this Agreement.

15.	Waiver. No waiver of any party’s rights hereunder shall be effective unless in writing and signed by the party against which such waiver is sought to be enforced. No waiver of any term, provision or conditions of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

16.	Interpretation. This Agreement shall be interpreted as a whole and neither for nor against either party, in accordance with their common needs, but taking into account the nature of the Services to be rendered by CoreRx and the standards and responsibilities of CoreRx as a professional rendering those Services.

17.	Severability. In the event any provision of this Agreement shall be determined to be void or unenforceable, (i) the remaining provisions shall remain in full force and effect to the extent consistent with the intent of the parties as evidenced by this Agreement as a whole and (ii) the parties shall use their best efforts to negotiate a provision in replacement of the void or unenforceable provision that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the parties.
18.	Inconsistencies. In the event of an inconsistency between the terms of this Agreement and the terms of any attachment, the terms of this Agreement shall govern, unless such attachment specifically references an Article of this Agreement and expressly states that such Article is intended to be amended by such attachment, in which case such amendment shall apply only with respect to such attachment and not with respect to any other attachment unless such other attachment expressly provides otherwise.

19.	Assignment and Governing Law. This Agreement and any rights under it may not be assigned by CoreRx without Client’s prior written consent, which consent shall not be unreasonably withheld. Client may assign this Agreement to any person or entity that acquires all or substantially all of its business or assets (or of the business division or product line of Client to which the Services as set forth in the SOW primarily relate). This Agreement shall be governed by the laws of the State of California without regard to its choice of law principles.

20.	No Use of Name. Neither party shall use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any press release, promotional material or other public disclosure or statement without the other party’s prior written consent in each instance, unless such disclosure is required by law or the requirements of a national securities exchange or another similar regulatory body, in which event the disclosing party shall notify the other party prior to making such disclosure; provided, however, that Client shall have the right to identify CoreRx as the entity that performed the Services. Each party shall ensure that its employees and agents observe the provisions of this Article 19 and shall impose similar obligations upon each such person.

21.	Entire Agreement. This Agreement and its Exhibits and Appendixes constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior negotiations, correspondence, memoranda or agreements are superseded in total by this Agreement; and the parties’ rights, duties, liabilities and remedies with respect to the Services and this Agreement are limited to those expressly set forth in this Agreement.

NeurogesX, Inc.		CoreRx Pharmaceuticals

Signature:	/s/ Stephen Ghiglieri	Signature:	/s/ Todd R. Daviau, Ph.D.

Name:	Stephen Ghiglieri	Name:	Todd R. Daviau, Ph.D.

Title:	Exec. V.P., COO & CFO	Title:	President & CEO

Date:	June 18, 2012	Date:	12 June 2012